   Exhibit 5.1

Cowden, Humphrey, Nagorney & Lovett, Co., LPA
1414 Terminal Tower
50 Public Square
Cleveland, OH 44113

November 27, 2006

Fiberstars, Inc.
32000 Aurora Road
Solon, OH 44139

Ladies and Gentlemen:

We are acting as counsel for Fiberstars, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of 550,000 shares of the Company's common stock, par value $0.0001 per share (the "Securities"), issuable pursuant to the Company's 2004 Stock Incentive Plan and the Company’s 1994 Employee Stock Purchase Plan (the "Plans").

We, as counsel to the Company and its predecessor, Fiberstars, Inc., a California corporation, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Securities have been duly authorized, and when offered and sold pursuant to the terms and conditions of the Plans, will be validly issued and fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Cowden, Humphrey, Nagorney & Lovett, Co., LPA